Exhibit 18.1







December 1, 1999



The Neiman Marcus Group, Inc.
27 Boylston Street
Chestnut Hill, MA  02467


Dear Sirs/Madam:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended October 30, 1999, of the facts relating to a change in accounting principle from last-in-first-out retail to first-in-first-out retail. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of The Neiman Marcus Group, Inc. (the "Company"), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company and its consolidated subsidiaries as of any date or for any period subsequent to July 31, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its consolidated subsidiaries as of any date or for any period subsequent to July 31, 1999.


Yours truly,


S/ Deliotte & Touche LLP
Deloitte & Touche LLP